Alexander Liang
3237 East 49th Avenue,
Vancouver, BC, V5S 1L4

February 22, 2016

Board of Directors
DTS8 Coffee Company, Ltd
Suite H, 2248 Meridian Boulevard,
Minden, Nevada 894232

Dear Sirs,

RE: FORM 8-K

TO WHOM IT MAY CONCERN

I have received and reviewed a copy of the Current Report on Form 8-K dated February 22, 2016, to be filed with the Securities and Exchange Commission and the disclosures made under Item 5.02 thereof. I have no disagreements with the disclosures made by the Company as they pertain to my decision to resign from the Company's Board of Directors.

I hereby consent to the inclusion of this letter as an exhibit to the Form 8-K.

Sincerely

Alexander Liang